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December 3, 1997 (Revision)

Paul J. England, Ph.D.
37 Avenue Road
St. Albans
Herts AL 13 PY, England

Dear Paul:

This letter is a formal offer setting forth the principal terms for you to join Aurora Biosciences Corporation (the "Company"), a Delaware corporation, which is located in San Diego, California. This offer is subject to approval by the Company's Compensation Committee of the Board of Directors.

POSITION:          Vice President, Discovery Operations

REPORTING TO:      J. Gordon Foulkes, Chief Technical Officer

BASE SALARY RATE:  $15,000.00 per month

HIRING BONUS:      $15,000, minus normal withholdings, payable with your first paycheck. If you leave voluntarily before the end of the first twelve months of employment, you agree to repay this amount to Aurora Biosciences in full.

EQUITY: Upon commencement of your employment with the Company, you will be entitled to an Incentive Stock Option to purchase 100,000 shares of the Common Stock of the Company. The exercise price per share of the Incentive Stock Option is the closing sales price for the stock on the last market trading day prior to your date of employment as reported in the Wall Street Journal.

                   The shares of Common Stock subject to your Incentive Stock Option will vest according to the following schedule: 25% will vest on the first anniversary of your start date; the remainder of the shares will vest monthly thereafter over the following three year period at the rate of one forty-eighth (1/48) of such shares each month. If following a change in control of Aurora you are terminated within 12 months, your options will continue to vest, as they would have done otherwise, for an additional 12 months.

                   The specific terms and conditions of your Incentive Stock Option to purchase shares of the Common Stock of the Company will be set forth in an Incentive Stock Option Agreement, between you and the Company. This Agreement will be executed after you commence your employment with the Company.


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RELOCATION:        Reimbursed expenses to include reasonable and customary
                   closing costs for the sale of your house, including realtors' fees, payment for movement of your household goods, including packing, unpacking, and insurance from England to San Diego. All expenses must be documented and paid either directly to the vendor or reimbursed by normal means. The Company will follow federal, state and local tax regulations with regards to reporting reimbursements associated with the move. The terms of this move package are valid for 18 months from your date of employment. You agree to repay all relocation expenses if you terminate employment voluntarily within 12 months of the date the expenses are submitted. (The relocation expense associated with the initial move of your basic personal belongings are exempt from this repayment clause.)

TEMPORARY HOUSING: You will be reimbursed for temporary housing expenses for six weeks' housing to a maximum of $3,000. This allowance will be "grossed up" to minimize federal/state income tax impact on you. You will need to furnish receipts documenting actual expenses incurred.

TEMPORARY AUTO:    You will be eligible for six weeks' auto rental to a maximum of $1,200.

TRAVEL: You will be eligible for transatlantic airfare to a maximum of $5,000.00.

BENEFITS:          You will be entitled to receive standard medical, life and dental insurance benefits for yourself and your dependents in accordance with Company policy.

401(k) PLAN:       You will be eligible to participate in the Aurora Biosciences
                   Corporation 401(K) Savings Plan on the first of the month following your employment. You may contribute up to 20% of your earnings or $10,000 whichever is less. Aurora contributes $.5 on the dollar for the first 4% of your earnings you contribute to a maximum matching contribution of $1,600 per year. This matching contribution is subject to a vesting schedule of four years' vesting service.

PAID PERSONAL      Although our policy provides 17 days of Paid Personal Leave
LEAVE:             (PPL),you will accrue, regardless of your length service, at the rate of 25 days per year. If Aurora elects to close operations between Christmas and New Year's, this time off will be considered paid holiday time and will not count against the 25 days of paid personal leave.

EMPLOYMENT AT      Your employment will be at will, which means it may be
WILL:              terminated at any time by you or the Company with or
                   without cause.

START DATE:        Not later than March 1, 1998.

As a condition of your employment, you will be required to sign a copy of our Employee Proprietary Information and Inventions Agreement when you begin your employment. In

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addition, to conform with the Immigration Reform and Control Act of 1986, you will be required to provide sufficient documentation to show proof of employment eligibility in the United States. Please bring with you on your start date, the original of one of the documents noted in List A or one document from List B and one document from List C as itemized in the enclosed "Lists of Acceptable Documents". If you do not have the originals of any of these documents, please contact me immediately.

It is Aurora's policy to respect fully the rights of your previous employers in their proprietary or confidential information. No employee is expected to disclose, or is allowed to use for Aurora's purposes, any confidential or proprietary information he or she may have acquired as a result of previous employment.

I am pleased to extend this offer to you and look forward to your acceptance. Please sign and return the enclosed copy of this offer letter as soon as possible to indicate your agreement with the terms of this offer. This offer will lapse if not signed and returned by fax to 619-452-5889 by December 10, 1997.

Once signed by you, this letter will constitute the complete agreement between you and Aurora regarding employment matters and will supersede all prior written or oral agreements or understandings on these matters.

I believe you will be able to make an immediate contribution to Aurora's effort, and I think you will enjoy the rewards of working for an innovative, fast-paced company. One of the keys to our accomplishments is good people. We hope you accept our offer to be one of those people.

Yours sincerely,

/s/ J. GORDON FOULKES

J. Gordon Foulkes
Chief Technical Officer

JGF/pf
Enclosures

I ACCEPT THE TERMS OF EMPLOYMENT AS DESCRIBED IN THIS OFFER LETTER DATED DECEMBER 3, 1997 AND WILL START MY EMPLOYMENT ON ________. I CONFIRM THAT BY MY START DATE AT AURORA I WILL BE UNDER NO CONTRACT OR AGREEMENT WITH ANY OTHER ENTITY WHICH WOULD IN ANY WAY RESTRICT MY ABILITY TO WORK AT AURORA OR PERFORM THE FUNCTIONS OF MY JOB FOR AURORA, INCLUDING, BUT NOT LIMITED TO, ANY EMPLOYMENT AGREEMENT AND/OR NON-COMPETE AGREEMENT.

   /s/ PAUL J. ENGLAND                      DATE
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   PAUL J. ENGLAND, PH.D